Exhibit 3.1

PHH CORPORATION

ARTICLES OF AMENDMENT

PHH Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                                        The charter of the Corporation (the “Charter”) is hereby amended by deleting paragraphs (e) and (f) of Article SEVENTH in their entirety.

SECOND:                                         The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:                                                   The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President, General Counsel and Secretary on this 12th day of June, 2013.

ATTEST:		PHH CORPORATION

/s/ William F. Brown		By:	/s/ Glen A. Messina
Name:	William F. Brown	Name:	Glen A. Messina
Title:	Senior Vice President, General Counsel and Secretary	Title:	President and Chief Executive Officer